Exhibit 99.1

News Release

Investor Contacts:

KCSA Strategic Communications

Philip Carlson / Brad Nelson

+1 212.896.1233 / +1 212.896.1217

pcarlson@kcsa.com / bnelson@kcsa.com

MagneGas Receives $382,500, Signs Definitive Agreements for Expansion into Gulf Coast, Including $775,000 Equipment Sale

Agreements call for $775,000 Equipment Sale, Royalty Payments and Expansion Rights with Additional Equipment Sales

TAMPA, FL – 11/13/15 -- MagneGas® Corporation ("MagneGas®" or the "Company") (NASDAQ: MNGA) a leading technology company that counts among its inventions a patented process that converts liquid waste into MagneGas® fuel, announced today that the Company has signed a “Gasier Purchase Agreement” (the “Gasier Agreement”) and “Distribution and License Agreement” (the “Distribution Agreement”) with Green Arc Supply, LLC (“Green Arc”) to manufacture and sell a $775,000 100kw Plasma-Arc Gasification system (the “System”). This agreement represents the first time in the history of the Company that an equipment sale has been made inside the United States and signifies a new era in the Company’s expansion strategy. The Company believes this is the most significant event this year as the agreements call for extensive expansion with the potential for substantial capital infusion through additional equipment sales in the coming months.

Under the terms of the Gasier Agreement, the Company will manufacture and sell to Green Arc a 100kw Plasma-Arc Gasification System to distribute MagneGas2® fuel for the metal cutting market as a replacement to acetylene. Under the terms of the Gasifier Agreement, $10,000 was paid at the signature of the original Memorandum of Understanding (“MOU”) on July 24, 2015, $382,500 was paid at the time of the execution of the Gasier Agreement, with $191,500 due and payable upon 75% construction completion of the System, and the balance due and payable upon completion of construction of the System.

Under the terms of the Distribution Agreement, MagneGas will receive royalty payments that equate to approximately 6% of gross sales. Green Arc will have exclusive distribution rights for certain regions of Louisiana and Texas with non-exclusive distribution rights in remaining regions of Louisiana and Texas and all of Arkansas, Mississippi and Oklahoma. Green Arc has the right to expand their exclusivity in those states with the purchase of additional systems. Green Arc has notified the Company that they plan to expand aggressively with the purchase of several additional systems in the coming months and in response, the Company has begun expanding its manufacturing capability at its headquarters.

On July 24, 2015 the Company had previously announced that they had signed an MOU with Green Arc to expand into Louisiana and Texas through a Joint Venture with a $550,000 Plasma-Arc Gasification system sale that included future royalty payments and profit sharing rights. The MOU has been replaced by the Gasier Agreement and Distribution Agreement to eliminate the joint venture arrangement in lieu of higher royalty and equipment sale payments.

“Louisiana and Texas are some of the greatest users of acetylene for metal cutting in the country with the multiple oil and gas companies in the area. We at Green Arc Supply have studied and tested MagneGas2 and feel that there is no better fuel to expand rapidly into this market. Multiple tests have shown that MagneGas cuts cleaner, faster and is more economical than acetylene which is ideal for this area where productivity is key to success. We look forward to expanding into multiple regions of the South,” stated Rafe Dean, Vice President of Operations, Green Arc Supply.

“We are excited to be joining forces with Green Gas Supply to expand MagneGas availability into the South. We are executing on our plan to expand fuel sales nationally with this, the first equipment sale in Company history in the United States. We believe this agreement serves as a turning point for the Company strategy as we begin our rapid expansion plans. We believe there are many more to come as we increase our fuel sales across the United States, and we thank the diligent efforts of Spyro Vasilliou, VP of Gas Sales and Jim Cohen, VP of Equipment Sales for their efforts in making this transaction a great success,” stated Ermanno Santilli, CEO of MagneGas Corporation.

About Green Gas Supply, LLC

Green Arc Supply is a newly formed Company in Louisiana specifically created to own and operate MagneGas gasification systems. Green Arc Supply is currently located in Texas and Louisiana with an aggressive strategy to rapidly expand into multiple southern states. The investors of Green Arc Supply are venture capitalist who have been successful in various industrial business lines across the United States.

About MagneGas Corporation

MagneGas® Corporation (NASDAQ: MNGA). The Company owns a patented process that converts various liquid wastes into hydrogen based fuels. These fuels can be used as a replacement to natural gas or for metal cutting. The Company's testing has shown the fuels are, faster, cleaner and more productive than other alternatives on the market. They are also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas® into the metal working market as a replacement to acetylene.

The MagneGas fuel production systems can be set-up locally using various types of feedstock. The Company believes this flexibility can give them an advantage in the Government/Military marketplace as fuels can be manufactured on site from raw materials found locally worldwide and eliminates the time and expense of shipping to the specific military theater. The Company is planning to establish joint ventures with third parties to construct these supply facilities worldwide.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas®, please visit the Company's website at www.MagneGas.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The Company is currently using virgin vegetable oil to produce fuel while it configures its systems to properly process waste within local regulatory requirements.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.